EXHIBIT 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



April 8, 1999


Ladies and Gentlemen:

We have read Item 4 of The Sports Authority, Inc.'s Form 8-K dated April 8, 1999 and are in agreement with the statements contained in the first paragraph of
Item 4 therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP